Exhibit 10

Amendment

This amendment (the “Amendment”) is entered into this 26th day of September 2005 by and between Auxilium Pharmaceuticals, Inc., (the “Company”) and                              (the “Grantee”).

WHEREAS, the Company and the Grantee entered into a Stock Option Grant Agreement, dated                             , (the “Agreement”); and

WHEREAS, on September 20, 2005, the Compensation Committee of the Board of Directors of the Company approved the acceleration of vesting of unvested “out-of-the-money” stock options held by current employees; and

WHEREAS, the Compensation Committee imposed a restriction that requires all affected executives to refrain from selling any shares purchased as a result of these “out-of-the-money” options until September 21, 2006; and

WHEREAS, the parties desire to amend the Agreement to incorporate the aforementioned restructuring.

NOW, THEREFORE, the parties hereby agree as follows:

1. Paragraph 2 of the Agreement shall be deleted and replaced with the following:

“The Option shall become fully exercisable on September 20, 2005.”

2. The title of Paragraph 4 shall be changed to “Exercise Procedures; Sales Restrictions”. Further, a new subparagraph 4(d)shall be added and shall read as follows:

“(d) Notwithstanding any other provision of this Agreement, under no circumstances shall Grantee sell prior to September 21, 2006 any Shares received from the exercise of the portion of the Option that had not vested by September 19, 2005 and the vesting of which was accelerated to September 20, 2005.”

3. All other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused one of its duly authorized officers to execute this Amendment and the Grantee has executed this Amendment on September 26, 2005.

AUXILIUM PHARMACEUTICALS, INC.

By:
Name:
Title:

ACCEPTED: